                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (no. 333-XXXXX and 333-34695) of Total Renal Care Holdings, Inc. of our report dated February 16, 1998, except as to the pooling of interests with Renal Treatment Centers, Inc. which is as of May 14, 1998, appearing on page F-1 of the 1997 Annual Report to Shareholders which is included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-1 of such Form 10-K/A.

/s/ PRICE WATERHOUSE LLP